UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2012

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19140

Delaware	04-3216862
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(Address of principal executive offices, including zip code)

(919) 872-5578
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On April 16, 2012, DARA BioSciences, Inc. (the "Company") completed the closing of a public offering of 10,250 units consisting of 10,250 shares of the Company's Series B-2 convertible preferred stock (which are convertible into a total of 10,250,000 shares of the Company's common stock), warrants to purchase 5,125,000 shares of the Company's common stock at an exercise price of $1.00 and warrants to purchase a total of 5,125,000 shares of the Company's common stock at an exercise price of $1.25. The Company received net proceeds from the offering of approximately $9.2 million.

As a result of the offering, the Company now has stockholders' equity in excess of the minimum stockholders' equity requirement of $2.5 million for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(1). The Company is awaiting confirmation of its compliance status from NASDAQ.

On November 17, 2011, the Company received notice from the NASDAQ Listing Qualifications Staff (the "Staff") indicating that the Company did not satisfy the minimum stockholders' equity requirement and that its securities were therefore subject to delisting. The Company appealed the Staff's determination and appeared before the NASDAQ Listing Qualifications Panel in January 2012. The Panel ultimately granted the Company an extension through April 18, 2012 to evidence compliance with the stockholders' equity requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Date: April 17, 2012	By:	/s/ David J. Drutz
David J. Drutz
President and CEO